EXHIBIT 99.1

PRESS RELEASE

April 16, 2003

CRESCENT BANKING COMPANY

P.O. Box 668, 251 Hwy 515, Jasper, GA 30143, (706) 692-2424, (800) 872-7941, Fax (706) 692-6820

CRESCENT BANKING COMPANY

DECLARES QUARTERLY DIVIDEND,

ANNOUNCES EARNINGS AND

ANNOUNCES RESTATEMENT OF FINANCIAL STATEMENTS

Crescent Banking Company (the “Company”) is pleased to announce that its Board of Directors has authorized the payment of its twenty-sixth consecutive quarterly cash dividend. A quarterly dividend in the amount of $.0775 per share is payable on May 5, 2003 to shareholders of record of the Company’s common stock as of April 28, 2003.

The Company’s net income for the year ended December 31, 2002 totaled $11.4 million, which represented net income per share on a basic and a fully diluted basis of $5.27 and $5.04, respectively. In comparison, the Company had net income for the year ended December 31, 2001 of $7.0 million, which represented net income per share on a basic and a fully diluted basis of $3.82 and $3.73, respectively.

The Company’s net income for the quarter ended December 31, 2002 totaled $4.6 million, which represented net income per share on a basic and fully diluted basis of $1.90 and $1.77, respectively. In comparison, the Company had net income for the quarter ended December 31, 2001 of $2.3 million, which represented net income per share on a basic and a fully diluted basis of $1.18 and $1.15, respectively.

The Company is pleased to report that its commercial banking operations continued to grow during 2002. The loan portfolio of Crescent Bank & Trust Company, the Company’s wholly-owned commercial banking subsidiary (the “Bank”), increased by approximately 62% during 2002 to a total balance of $200.3 million at December 31, 2002. The Bank had net income of $1.6 million for the year ended December 31, 2002, compared to net income of $896,708 for the year ended December 31, 2001, an improvement of 78%. The improvement in the Bank’s net income is attributable, in part, to the continued growth of its loan portfolio, as well as an improvement in the Bank’s net interest margin. The Bank’s six full service offices are located in Bartow, Cherokee, Forsythe and Pickens Counties, Georgia.

The Company’s mortgage banking operations, which are conducted through Crescent Mortgage Services, Inc., the Company’s wholly-owned mortgage banking subsidiary (“CMS”), and through the Bank’s mortgage division, recorded net income for the year ended December 31, 2002 of $10.2 million, compared to net income for the year ended December 31, 2001 of $6.3 million. The increase in mortgage banking earnings primarily was due to an increase in mortgage production, which in turn was the result of continued favorable interest rates. Mortgage production in 2002 totaled $4.3 billion, an increase of approximately 26% from production of $3.4 billion during 2001. During 2002, the Company sold servicing rights with respect to $3.7 billion of mortgage loans for a gain of $25.1 million, or a spread on the sale of servicing of 0.68%. This compares to the year 2001 in which the Company sold servicing rights with respect to $2.8 billion of mortgage loans for a gain of $21.3 million, or a spread on the sale of servicing of 0.76%. If interest rates remain stable or increase from recent historic lows, the Company presently expects that the growth in its mortgage production and income will decline, as volumes of refinancing and new mortgage loans slow or decrease. In addition, even if interest rates remain favorable, the Company may elect to decrease its mortgage production in an effort to improve its capital and liquidity position. Reductions in the Company’s mortgage production would result in a decrease in the Company’s net income from mortgage operations.

During the course of an evaluation of the Company’s internal controls that began in Fall 2002, the Company discovered two errors related to the calculation of costs and recognition of income on mortgage loans held for sale and mortgage servicing rights. These errors resulted in a misstatement of the costs recorded on the balance sheet for mortgage loans held for sale.

One error resulted in the Company’s mortgage servicing rights being understated, and the costs of mortgage loans held for sale being overstated. As a result, during the periods in which mortgage servicing rights were sold, the Company recorded more gain on the sale of mortgage servicing rights than was actually realized.

The Company discovered a second error related to its recognition and overstatement of gestation income, which is income derived during the holding, or “gestation” period, from the spread between the fee that the Company receives on mortgage loans that it originates and the fee charged by the securities broker to whom the Company ultimately sells the loans. This error resulted from the Company’s misinterpretation of certain data included on the monthly funding statements received from one of the Company’s major funding sources for its mortgage loans operations.

As a result of these two errors, the Company ‘s income from its mortgage operations was misstated in prior periods. Two key executives in the Company’s mortgage operations have employment arrangements that involve incentives based on the net income of the mortgage operations and changes in the net appraised value of the Company’s mortgage servicing portfolio. As a result of the prior period adjustments, the incentives paid by the Company to these executives were adjusted downward pursuant to agreements.

To correct these errors, the Company has restated its Annual Report on Form 10-K for the year ended December 31, 2001, as well as each of its Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30 and September 30, 2002. As shown in these restated filings, and as reflected in the financial information in this press release, the after-tax adjustment to correct these resulted in a $6.5 million reduction of the Company’s shareholders’ equity. After giving effect to this reduction to our shareholders’ equity, our consolidated total risk-based capital, Tier 1 risk-based capital and leverage ratios are 10.65%, 9.99% and 6.85%, respectively, as of December 31, 2002. Although these capital ratios remain above the regulatory minimums for “well capitalized” institutions under applicable regulatory guidelines, we presently are in breach of an agreement with the Georgia Department of Banking and Finance to maintain the Bank’s leverage ratio at 8.0% or greater. The Company made a capital contribution of $3.0 million, from cash on hand, to the Bank in January 2003 to bring the Bank’s leverage ratio to 7.38% as of January 31, 2003.

Mr. J. Donald Boggus, the Company’s CEO and President stated: “The Company is pleased to have discovered, identified and resolved these calculation errors. We are fortunate that the resolution of these errors has occurred as the Company has experienced its best earnings year ever.” Mr. Boggus added that: “The Company is working on improving the disclosure controls, procedures and reporting for its mortgage operations. Certain changes that have been implemented to avoid these errors in the future include, among other things, the Company’s hiring of Mr. Leland W. Brantley, Jr., a Certified Public Accountant, as its Chief Financial Officer, and the Company’s hiring of a separate chief financial officer for its mortgage operations. In addition to changes in the operations and internal controls and procedures, we have expanded our internal audit department within the Company to include the internal audit of the mortgage operation.”

Mr. Boggus added further that: “The commercial banking operation continued to experience good loan and deposit growth in its markets. The commercial banking operation also had its best earnings year in history.”

Crescent Banking Company is a bank holding company headquartered in Jasper, Georgia with total consolidated assets of approximately $559 million and consolidated shareholders’ equity of $34.9 million, or $14.38 per share, as of December 31, 2002. The Company had approximately 2.4 million shares outstanding at December 31, 2002. The Company’s common stock is listed on the Nasdaq SmallCap Market under the symbol “CSNT.”

Certain of the statements in this press release are “forward-looking statements” for purposes of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the” Exchange Act”), and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Such forward-looking statements are based on information presently available to management and are subject to various risks and uncertainties, including, without limitation, those described in the Company’s annual report on Form 10-K for the year ended December 31, 2002 under “Special Cautionary Notice Regarding Forward Looking Statements” and otherwise in the Company’s SEC reports and filings. We do not undertake any obligation to update our forward-looking statements.